UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K/A
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): September 11, 2015
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NII HOLDINGS, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware (State or other jurisdiction of incorporation)	001-37488 (Commission File Number)	91-1671412 (IRS Employer Identification No.)

1875 Explorer Street, Suite 800 Reston, Virginia (Address of principal executive offices)	20190 (Zip Code)
Registrant’s telephone number, including area code: (703) 390-5100
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

EXPLANATORY NOTE
This amendment to NII Holdings, Inc.'s Current Report on Form 8-K, originally filed with the Securities and Exchange Commission on September 16, 2015 (the "Original Filing"), is being filed to provide additional information relating to the terms of the sale of Nextel Argentina as provided for in the Binding Offer, the Call Option, and the Promissory Note, as such terms are defined in the Original Filing.

Item 1.01    Entry into a Definitive Material Agreement.
On September 11, 2015, NII Mercosur Telecom, S.L.U. and NII Mercosur Móviles, S.L.U., sociedades limitadas unipersonales organized under the laws of Spain (together, the “Sellers”), indirect subsidiaries of NII Holdings, Inc. (the “Company”), entered into a Binding Offer (the “Binding Offer”) with Grupo Clarín S.A., a sociedad anónima organized under the laws of Argentina (the “Purchaser”), relating to the sale of all of the outstanding equity interests (participaciones sociales) of Nextel Communications Argentina S.R.L., a sociedad de responsibilidad limitada organized under the laws of Argentina, a subsidiary of the Sellers and an indirect subsidiary of the Company, that operates wireless networks in major business centers in Argentina, including Buenos Aires, Cordoba, Rosario and Mendoza, along related transportation corridors and in a number of smaller markets (“Nextel Argentina”).

The Binding Offer provides for aggregate cash consideration of approximately $178 million, of which $159 million was paid to the Sellers in connection with the transfer of a 49% equity interest in Nextel Argentina and the grant of a call option that allows the Purchaser or any of its affiliates to acquire the remaining 51% equity interest (the “Call Option”) upon receipt of required approvals from the regulatory authorities in Argentina. The remaining consideration is due within 30 days.
The Buyer assumes the risk associated with the regulatory approvals relating to the transfer of the 49% equity interest in Nextel Argentina and the exercise of the option for the 51% equity interest, including any impairment or loss of licenses. As further explained below, if the Buyer does not obtain regulatory approval, the Buyer may assign its purchase right to another party, and is entitled to receive the proceeds of the liquidation of Nextel Argentina.
Pending receipt of the regulatory approvals, the Sellers issued a promissory note in the amount of $85 million (the “Promissory Note”) and pledged the remaining 51% of the equity interests in Nextel Argentina. The Promissory Note has been pledged by the Purchaser to the Sellers pursuant to a note pledge agreement, does not require the payment of periodic interest and will be assigned to the Sellers upon delivery of the remaining 51% of the equity interests in Nextel Argentina. The Promissory Note only provides for payment to the Purchaser if Nextel Argentina makes unauthorized distributions, if the required approvals from the regulatory authorities in Argentina are received and the Sellers fail to deliver the remaining 51% of the equity interests, or if such regulatory approvals are not received within three years (four years if the Purchaser exercises an extension) and the Sellers fail to dispose of their assets in Argentina upon the Purchaser’s request in accordance with the Call Option. The Company guaranteed the obligations of the Sellers under the Promissory Note and the Binding Offer in accordance with their respective terms.
Pending consummation of the transfer of the remaining 51% of the equity interests, the Sellers have agreed to cause Nextel Argentina to (i) conduct its business in the ordinary course of business, and (ii) maintain and preserve certain business relationships. The Binding Offer provides that $6 million of the purchase price will be held in escrow for one year for indemnification by the Sellers of representations, warranties and covenants.

The Buyer has agreed to purchase Nextel Argentina on an as is, where is basis, subject to the terms and conditions of the Binding Offer, including customary representations and warranties. Net proceeds for the sale of the equity interests are freely disposable by the Sellers, and although the transfer of the remaining 51% equity interest is subject to regulatory approval, the transfer is not conditioned on the absence of material adverse change in the business of Nextel Argentina.

The foregoing description of the sale does not purport to be complete and is qualified in its entirety by reference to the full text of the operative documents, which will be filed as exhibits to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
NII HOLDINGS, INC.
By: /s/ SHANA C. SMITH
Shana C. Smith
Vice President and Secretary
Date: September 28, 2015